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Exhibit 99.2

RISK FACTORS RELATING TO INVESTING IN THE SECOND MORTGAGE NOTES

        Investing in Wynn Las Vegas, LLC's and Wynn Las Vegas Capital Corp.'s second mortgage notes is subject to significant risks inherent in our business. You should carefully consider the risks described below, together with all of the other information included in the prospectus filed with each of the Registration Statement on Form S-1 of Wynn Las Vegas, Wynn Capital and the other registrants (File Nos. 333-98369 and 333-10082) and this Current Report on Form 8-K. If any of the following risks and uncertainties or other risks and uncertainties not currently known to us or not currently considered to be material actually occur, our business, financial condition or operating results could be harmed substantially. In that event, Wynn Las Vegas and the guarantors of the second mortgage notes may be unable to meet their obligations under the second mortgage notes and you may lose all or part of your investment in the second mortgage notes.

        Unless the context otherwise requires, references in "Risk Factors Relating to Investing in the Second Mortgage Notes" to "we," "our" and "us" mean, collectively, Wynn Las Vegas, LLC, Valvino Lamore, LLC and its subsidiaries that are guaranteeing the second mortgage notes. References to any other entity mean that entity without any subsidiaries. References to the restricted entities or the restricted group mean Valvino, Wynn Resorts Holdings, LLC, Wynn Design & Development, LLC, World Travel, LLC, Las Vegas Jet, LLC, Desert Inn Water Company, LLC and Palo, LLC.

        Certain statements in "Risk Factors Relating to Investing in the Second Mortgage Notes" are forward-looking statements. These statements involve risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "would," "could," "believe," "expect," "anticipate," "estimate," "intend," "plan," "continue" or the negative of these terms or other comparable terminology.

        Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. If one or more of the assumptions underlying our forward-looking statements proves incorrect, then actual results, levels of activity, performance or achievements could differ significantly from those expressed in, or implied by, the forward-looking statements contained in "Risk Factors Relating to Investing in the Second Mortgage Notes". Other factors that could cause our financial performance to differ significantly from the goals, plans, objectives, intentions and expectations expressed in our forward-looking statements include the risk factors enumerated below. Therefore, we caution you not to place undue reliance on our forward-looking statements. Except as required by law, we do not intend to update or revise any of the forward-looking statements to conform these statements to actual results. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

Risks Associated with Our Construction of Le Rêve

There are significant conditions to the funding of the remaining components of the financing for the Le Rêve project.

        We have entered into credit facilities providing for borrowings up to $1 billion and the FF&E facility providing for additional loans up to $188.5 million, which Wynn Las Vegas may request the FF&E lenders to increase to $198.5 million if we purchase a replacement corporate aircraft. Wynn Resorts has contributed $386.7 million of the net proceeds of its initial public offering and Valvino has contributed all of its existing cash to Wynn Las Vegas.

        We have entered into a disbursement agreement with the agents under the credit facilities and the FF&E facility and the second mortgage note trustee. Under the disbursement agreement, we are required to first use the equity contributions from Wynn Resorts and Valvino, other than the funds contributed to the completion guarantor and held in the liquidity reserve account, to fund the development, construction and pre-opening costs of Le Rêve. When those funds are depleted in approximately ten to twelve months after the closing of the second mortgage note offering, we will be permitted to use the proceeds of the second mortgage notes. We will not be permitted to borrow under the credit facilities or the FF&E facility until we have applied all of the proceeds of the second mortgage note offering, other than amounts sufficient to pay interest on the notes on the two ensuing payment dates, which is expected to be approximately 14 to 17 months after the closing of the second mortgage note offering.

        Our ability to borrow under the credit facilities and the FF&E facility is subject to various conditions precedent. As such, substantially all of the proceeds from the second mortgage note offering will have been spent before we know whether the conditions to disbursement of funds under the credit facilities and the FF&E facility will have been satisfied. In addition to other customary conditions to funding for these types of facilities, our ability to draw on the credit facilities and the FF&E facility is subject to the following conditions:

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  Wynn Las Vegas, Marnell Corrao Associates, Inc., the lenders' independent construction consultant, and certain other third parties must certify as to various matters regarding the progress of construction, as to the conformity of the portions of the project then completed with the plans and specifications and that the Le Rêve project will be completed by the scheduled completion date, which may be extended in accordance with the disbursement agreement, but not beyond September 30, 2005, except for certain limited permitted extensions due to force majeure events;

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  Wynn Resorts and its principal stockholders must maintain in full force and effect the existing arrangements among Wynn Resorts' stockholders to facilitate obtaining the gaming license for the Le Rêve project in the event that one of Wynn Resorts' major stockholders is unable to qualify for such license;

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  the construction of Le Rêve must be "in balance," meaning that the undisbursed portions of the second mortgage note proceeds, the credit facilities and the FF&E facility, together with certain other funds available to us, must equal or exceed the remaining costs to complete Le Rêve's construction plus a required contingency; and

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  we and our general contractor must have entered into subcontracts in respect of specified percentages of the total construction cost of Le Rêve to be managed by each of us which percentages are to be mutually agreed upon by us and the lenders under the credit facilities.

        We cannot assure you that we will be able to satisfy the conditions to funding at the time disbursements or drawdowns are required to make payments of our construction costs. Satisfaction of various conditions is subject to the discretion of our lenders under the credit facilities and their consultants and is therefore beyond our control.

        Although these conditions must also be satisfied before we may draw funds from the second mortgage notes secured account, the lenders under our credit facilities and the FF&E facility will not confirm that, from their perspective, any conditions have been satisfied until we request draws under their respective facilities.

        Any failure to satisfy the conditions to drawdowns under the credit facilities or the FF&E facility could severely impact our ability to complete Le Rêve and could arise after some or all of the proceeds of the second mortgage note offering, or before or after any of the borrowings under the credit facilities and the FF&E facility, have been expended on the project. If this failure occurs after we have made our initial borrowings under these facilities, and if this failure causes a default under the agreements governing these facilities, any recovery by the second mortgage note holders, other than from the secured proceeds account, effectively would be subordinated to the lenders under these facilities, given that these facilities are secured by liens that are prior to the liens securing the second mortage notes. Neither we nor Wynn Resorts may have access to alternative sources of funds necessary to complete Le Rêve on satisfactory terms or at all.

The development costs of Le Rêve are estimates only, and actual development costs may be higher than expected.

        Not all of the plans and specifications for Le Rêve have been finalized. We expect the total development cost of Le Rêve to be approximately $2.4 billion, including the budgeted design and construction costs, cost of the land, capitalized interest, pre-opening expenses and all financing fees. The required cash interest payments and commitment fees on the credit facilities, FF&E facility, second mortgage notes and any other indebtedness and obligations of ours which will become due through the estimated commencement date of operations of Le Rêve have been included in our estimate of the total development cost.

        While we believe that the overall budget for the development costs for Le Rêve is reasonable, these development costs are estimates and the actual development costs may be higher than expected. For example, a delay in the commencement of construction beyond the scheduled commencement date may increase the overall budget for Le Rêve and under certain circumstances we may be responsible for the increased costs. Although we have a $34.3 million owners' contingency, a $50 million completion guarantee and a $30 million liquidity reserve to cover cost overruns, these contingencies may not be sufficient to cover the full amount of such overruns. Moreover, the disbursement agreement imposes conditions on the use of these contingencies, including that the completion guarantee and the liquidity reserve are only available to us incrementally once the project is halfway completed. If we are unable to use these contingencies or if these contingencies are not sufficient to cover these costs, we may not have the funds required to pay the excess costs. Our inability to pay development costs as they are incurred will negatively affect our ability to complete Le Rêve and thus may significantly impair our business operations and prospects.

        Cost overruns could cause us to be out of "balance" under the disbursement agreement and, consequently, prevent us from obtaining funds from the second mortgage note proceeds secured account or, after those funds are exhausted, to draw down under the credit facilities and the FF&E facility. If we cannot obtain these funds, we will not be able to open Le Rêve to the general public on schedule or at all, which would have a significant negative impact on our financial condition and results of operations and our ability to satisfy our obligations under the second mortgage notes.

Not all of the construction costs of Le Rêve are covered by our guaranteed maximum price construction contract, and we will be responsible for any cost overruns of these excluded items.

        We have entered into a guaranteed maximum price construction contract with Marnell Corrao covering approximately $919 million of the budgeted $1.4 billion design and construction costs for Le Rêve. We are responsible for cost overruns with respect to the remaining approximately $488 million of the $1.4 billion of budgeted components that are not part of the guaranteed maximum price contract. The guaranteed maximum price contract does not include items such as the costs of construction of the new golf course and the principal parking garage and approximately $303 million in interior design and related furniture, fixtures and equipment. While we may in the future enter into other agreements that may seek to limit our exposure to construction cost increases, the actual costs for these items may exceed budgeted costs.

The guaranteed maximum price under the Marnell Corrao construction contract may increase, and we would be responsible for the amount of any increase.

        Although we have a $919 million guaranteed maximum price construction contract with Marnell Corrao, it provides that the guaranteed maximum price will be appropriately increased, and the deadline for the contractor's obligation to complete construction will be appropriately adjusted, on account of, among other things:

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  changes in the architect-prepared design documents or deficiencies in the design documents;

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  changes requested or directed by us in the scope of the work to be performed pursuant to the construction contract;

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  changes in legal requirements;

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  natural disasters, unavoidable casualties, industry-wide labor disputes affecting the general Las Vegas area and not limited to the project and other force majeure events that are unforeseeable and beyond the reasonable control of Marnell Corrao; and

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  delays caused by us, including delays in completing the drawings and specifications.

        Although we have determined the overall scope and general design of Le Rêve, not all of the detailed plans and specifications have been finalized. We do not have final plans for construction components comprising approximately $493.5 million of the approximately $919 million Marnell Corrao construction contract. With respect to the construction components for which plans and specifications have not been finalized, the guaranteed maximum price is based on master concept plans and agreed upon design and other premises and assumptions for the detailed plans to be created. Construction will commence before completion of all drawings and specifications.

        Inconsistencies between the completed drawings and specifications and the premises and assumptions on which the approximately $919 million guaranteed maximum price was based could, under specific circumstances, cause us to be responsible for costs in excess of the guaranteed maximum price. For example, if the initial drawings, when finalized, are inconsistent with the premises and assumptions, we will be responsible for the increase, if any, in the cost to construct the work covered by those drawings over the previously agreed upon amounts designated for such work in the guaranteed maximum price. Furthermore, the premises and assumptions may not be sufficiently specific to determine, as between the contractor and us, who is responsible for cost overruns in specific situations.

The liquidated damages provision in our guaranteed maximum price construction contract likely will not be sufficient to protect us against exposure to actual damages we may suffer for delay in completion of the project.

        Under the construction contract with Marnell Corrao, the guaranteed date of substantial completion is 910 calendar days from the date we direct Marnell Corrao by written notice to commence construction. The contract provides for liquidated damages in the amount of $300,000 per day to be imposed on Marnell Corrao on a daily basis, up to a maximum of 30 days, for a maximum amount of $9 million, if all work required by the construction contract is not substantially completed by the deadline, following a five-day grace period and subject to force majeure and other permitted extensions. We cannot assure you that construction will be completed on schedule and, if completion of the construction were delayed beyond the grace period, our actual damages would likely exceed $300,000 per day.

        In addition, if the contractor defaults under the construction contract, we may be unable to complete Le Rêve on schedule or within the amount budgeted. Failure to complete construction on schedule may have a significant negative impact on our operations and financial condition and ability to satisfy our obligations under the second mortgage notes.

The financial resources of our contractor may be insufficient to fund cost overruns or liquidated damages for which it is responsible under the guaranteed maximum price contract.

        Under the terms of the construction contract with Marnell Corrao, Marnell Corrao is, subject to specific conditions and limitations, responsible for all construction costs covered by the construction contract that exceed the approximately $919 million guaranteed maximum price contained in the contract.

        Austi, the parent company of the contractor, which is a private company controlled by the Anthony A. Marnell II family, has agreed to provide a continuing guaranty by which Austi guarantees Marnell Corrao's full performance under the construction contract until final payment under that contract. In addition, Marnell Corrao is obligated to obtain and provide a $150 million contractor performance and payment bond.

        We cannot assure you that Marnell Corrao and Austi will have sufficient financial resources to fund any cost overruns or liquidated damages for which Marnell Corrao is responsible under the guaranteed maximum price contract. Furthermore, neither Marnell Corrao nor Austi is contractually obligated to maintain its financial resources to cover cost overruns. If Marnell Corrao and Austi do not have the resources to meet their obligations and we are unable to obtain funds under the performance and payment bond in a timely manner, or if the performance and payment bond is insufficient to cover any shortfall, we may need to pay these excess costs in order to complete construction of Le Rêve.

Certain provisions in the construction contract with Marnell Corrao for construction of Le Rêve may be unenforceable.

        Recently enacted Nevada statutes have substantially impaired, and in some cases eliminated, an owner's ability to withhold funds from a contractor or subcontractor, even when there may be defective work or a dispute about amounts owed. The new laws also limit an owner's ability to terminate, suspend or interrupt the construction, and in several circumstances, entitle the contractor and subcontractor to payment of their full unearned fee, following a brief notice period, if the owner suspends, terminates or interrupts the construction or fails to make payment or withholds amounts claimed to be due. In addition, Nevada law permits contractors and subcontractors to terminate construction contracts upon very short notice periods if any payments are not timely made to the contractors. The construction contract with Marnell Corrao contains provisions that provide us with rights and protections that in some circumstances may be inconsistent with these new laws. While it appears that some of the new laws can be waived, others expressly prohibit waiver. The effect of the new laws on the provisions of the construction contract is not completely clear. Therefore, while we have negotiated with Marnell Corrao for specific rights and obligations, including with respect to damages, termination and suspension of construction, those provisions of the construction contract may not be enforceable to the extent they conflict with non-waivable provisions of applicable laws. If the provisions of the construction contract are not enforceable, delays or suspensions in the work initiated by the owner or other events may expose us to increased costs. We cannot assure you that we will have sufficient funds to pay these increased costs.

There are significant risks associated with major construction projects that may prevent completion of Le Rêve on budget and on schedule.

        Major construction projects of the scope and scale of Le Rêve entail significant risks, including:

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  shortages of materials or skilled labor;

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  unforeseen engineering, environmental and/or geological problems;

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  work stoppages;

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  weather interference;

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  unanticipated cost increases; and

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  unavailability of construction equipment.

        Construction, equipment or staffing problems or difficulties in obtaining any of the requisite licenses, permits and authorizations from regulatory authorities could increase the total cost, delay or prevent the construction or opening or otherwise affect the design and features of Le Rêve.

        We anticipate that only some of the subcontractors engaged by the contractor to perform work and/or supply materials in connection with the construction of Le Rêve will post bonds guaranteeing timely completion of a subcontractor's work and payment for all of that subcontractor's labor and materials. We cannot assure you that these bonds will be adequate to ensure completion of the work.

        We cannot assure you that Le Rêve will commence operations on schedule or that construction costs for Le Rêve will not exceed budgeted amounts. Failure to complete Le Rêve on budget or on schedule may have a significant negative effect on us and on our ability to make payments on the second mortgage notes.

Simultaneous construction of Le Rêve and the Macau casino(s) may stretch management time and resources.

        Le Rêve is scheduled to open in April 2005, and Wynn Resorts' subsidiary Wynn Macau may pursue development of its first permanent casino resort in Macau in the same time period. If both projects are being built simultaneously, members of Wynn Resorts' senior management will be involved in planning and developing both projects. Developing the Macau opportunity simultaneously with Le Rêve may divert management resources from the construction and/or opening of Le Rêve. Management's inability to devote sufficient time and attention to the Le Rêve project may delay the construction or opening of Le Rêve. This type of delay could have a negative effect on our business and operations.

Risks Related to Our Substantial Indebtedness

We are highly leveraged and future cash flow may not be sufficient to meet our obligations, including our obligations under the second mortgage notes, and we might have difficulty obtaining more financing.

        As we progress toward the completion of the construction of Le Rêve, we will have a substantial amount of debt in relation to our equity, which debt will increase during the construction period. We have entered into debt facilities that will result in total outstanding indebtedness of approximately $1.5 billion, including the second mortgage notes, by the time Le Rêve is completed.

        Our substantial indebtedness could have important consequences for you. For example:

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  It could make it more difficult for us to satisfy our obligations with respect to the second mortgage notes;

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  If we do not complete construction of Le Rêve by the scheduled completion date, which may be extended in accordance with the disbursement agreement, but not beyond September 30, 2005, except for certain limited permitted extensions due to force majeure events, fail to meet our payment obligations or otherwise default under the agreements governing our other indebtedness, the lenders under those agreements will have the right to accelerate the indebtedness and exercise other rights and remedies against us. These rights and remedies include the rights to: repossess and foreclose upon the assets that serve as collateral, initiate judicial foreclosure against us, petition a court to appoint a receiver for us or for substantially all of our assets, and if we are insolvent, to initiate involuntary bankruptcy proceedings against us, in each case, subject to procedural restraints and limitations applicable to secured creditors generally and also those imposed by applicable gaming laws, rules and regulations and the rules and regulations of the Public Utilities Commission of Nevada;

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  The credit facilities and the FF&E facility are secured by liens that are senior to the liens securing the second mortgage notes and, as such, will need to be repaid in full before any proceeds of the collateral may be applied to repay the second mortgage notes. We cannot assure you that upon exercise of remedies by our lenders, our assets will be sufficient to repay all or any portion of the second mortgage notes;

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  Once Le Rêve is operating, we will be required to use a substantial portion of our cash flow from operations to service and amortize our indebtedness, which will reduce the available cash flow to fund working capital, capital expenditures and other general corporate purposes;

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  We may have a limited ability to respond to changing business and economic conditions and to withstand competitive pressures, which may affect our financial condition;

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  We may have a limited ability to obtain additional financing, if needed, to fund Le Rêve's design and construction costs, working capital requirements, capital expenditures, debt service, general corporate or other obligations, including our obligations with respect to the second mortgage notes;

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  Under the credit facilities and the FF&E facility, a substantial portion of the interest rates we pay will fluctuate with the current market rates and, accordingly, our interest expense will increase if market interest rates increase;

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  Our substantial indebtedness will increase our vulnerability to general adverse economic and industry conditions; and

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  We may be placed at a competitive disadvantage to our competitors who are not as highly leveraged.

        Under the terms of the indenture, our credit facilities and our FF&E facility, we are permitted to incur additional indebtedness, which is limited under our credit facilities and FF&E facility to $71 million, of which up to $60 million may be secured senior indebtedness. We are also permitted to incur additional secured senior indebtedness in an amount sufficient to acquire up to ten indentified parcels of land adjacent to the golf course land at fair market value. If we incur additional indebtedness, the risks described above will be exacerbated.

We may not generate sufficient cash flow to meet our substantial debt service and other obligations, including our obligations under the second mortgage notes.

        Before the opening of Le Rêve, which is expected to occur in April 2005, we will have no material operations or earnings. Consequently, we are dependent on the proceeds of the second mortgage note offering, borrowings under the credit facilities and the FF&E facility and the proceeds of Wynn Resorts' offering of common stock to meet all of our construction, debt service and other obligations.

        After Le Rêve opens, our ability to make interest payments under the credit facilities, the FF&E facility, the second mortgage notes and other indebtedness will depend on our ability to generate sufficient cash flow from operations. We cannot assure you that we will begin operations by the scheduled opening date or at all, or that we will be able to generate sufficient cash flow to meet our expenses, including our debt service requirements. Our ability to generate cash flow will depend upon many factors, including:

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  our future operating performance;

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  the demand for services that we provide;

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  general economic conditions and economic conditions affecting Nevada or the casino industry in particular;

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  our ability to hire and retain employees at a reasonable cost;

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  competition; and

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  legislative and regulatory factors affecting our operations and business.

        Some of these factors are beyond our control. Any inability to meet our debt service obligations would have a material adverse effect on us. In addition, future financing documents for the Macau opportunity may contain restrictions or prohibitions on the distribution to Wynn Resorts of any cash flow generated by the casino(s). Any cash flow generated by one or more Macau casinos operated by Wynn Macau will not be generated by entities which are guarantors of our indebtedness. Thus, any cash flow generated by the Macau casinos may not be available to service our debt service obligations.

The second mortgage notes have a junior lien on a substantial portion of our assets, and have no liens on certain assets.

        Although the holders of the second mortgage notes have a first priority lien on the net proceeds of the second mortgage note offering, once those proceeds are disbursed pursuant to the disbursement agreement for the construction of the Le Rêve project, they have only a second priority lien on the assets comprising the project and a third priority lien on the furniture, fixtures and equipment that are purchased under the FF&E facility. None of the assets of Wynn Resorts will secure its guarantee of the second mortgage notes, unless Wynn Resorts grants specified liens to secure other guarantees or indebtedness and is required to grant second priority liens on the same assets to secure the second mortgage notes.

        The holders of the second mortgage notes do not have a lien on our gaming license because under the Nevada gaming laws it may not be pledged as collateral. In addition, we must seek approval from the Public Utilities Commission of Nevada before we may grant any liens in the water rights which would be used for general irrigation purposes, irrigation of the golf course and to supply water for the Lê Reve lake. Currently, we do not have such approval and may not obtain such approval before we begin disbursing the second mortgage notes proceeds or at all. The credit facilities, the FF&E facility and the second mortgage notes will not be secured by any assets related to Wynn Macau's planned operations in Macau.

The guarantors of the second mortgage notes likely will not be able to contribute to any payments with respect to the second mortgage notes.

        The primary purpose of the guarantees (except the unsecured guarantee of Wynn Resorts) is to provide second priority liens on the assets of the guarantors, including the golf course, the Phase II land, and equity interests in their subsidiaries. While Valvino and its subsidiaries hold assets that are integral to Le Rêve, they are not expected to have operations that generate significant cash flows. As such, you should not expect Valvino or any of the other guarantors to contribute to any payments of principal, interest or other amounts required to be made on the second mortgage notes.

        Wynn Resorts will be able to contribute to payments of principal, interest or other amounts required to be made on the second mortgage notes only to the extent it has unrestricted funds from other sources. The subsidiaries of Wynn Resorts have no obligation to make payments or distributions to Wynn Resorts to enable Wynn Resorts to make payments under its guarantee. In addition, the subsidiaries of Wynn Resorts may be parties to financing or other agreements that restrict their ability to make any payments or distributions to Wynn Resorts.

The credit facilities, the FF&E facility and the indenture governing the second mortgage notes contain covenants that restrict our ability to engage in certain transactions and may impair our ability to respond to changing business and economic conditions.

        The credit facilities, the FF&E facility and the indenture governing the second mortgage notes impose operating and financial restrictions on us and specified affiliates designated as restricted entities. The restrictions imposed under these debt instruments include, among other things, limitations on our ability to:

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  pay dividends or distributions on capital stock or repurchase capital stock;

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  incur additional debt;

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  make investments;

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  create liens on assets to secure debt;

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  enter into transactions with affiliates;

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  enter into sale-leaseback transactions;

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  engage in other businesses;

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  merge or consolidate with another company;

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  transfer and sell assets;

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  issue preferred stock;

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  create dividend and other payment restrictions affecting subsidiaries;

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  designate restricted and unrestricted subsidiaries; and

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  issue and sell equity interests in wholly owned subsidiaries.

        The credit facilities require us to satisfy various financial covenants, including maximum total leverage, minimum fixed charge coverage, minimum earnings before interest, tax, depreciation and amortization and minimum net worth requirements. Future indebtedness or other contracts could contain financial or other covenants more restrictive than those applicable to the credit facilities, the FF&E facility and the second mortgage notes.

        Our ability to comply with these provisions may be affected by general economic conditions, industry conditions, other events beyond our control and delayed completion of Le Rêve. As a result, we cannot assure you that we will be able to comply with these covenants. Our failure to comply with the covenants contained in the credit facilities, the FF&E facility or the indenture governing the second mortgage notes, including failure as a result of events beyond our control, could result in an event of default, which could materially and adversely affect our operating results and our financial condition.

        If there were an event of default under one of our debt instruments, the holders of the defaulted debt could cause all amounts outstanding with respect to that debt to be due and payable immediately. We cannot assure you that our assets or cash flow would be sufficient to fully repay borrowings under our outstanding debt instruments, including the indenture governing the second mortgage notes, if accelerated upon an event of default, or that we would be able to repay, refinance or restructure the payments on those debt securities. Further, if we are unable to repay, refinance or restructure our indebtedness under our credit facilities and the FF&E facility, the lenders under those facilities could proceed against the collateral securing that indebtedness. In that event, any proceeds received upon a realization of the collateral would be applied first to amounts due under our credit facilities and, with respect to the collateral securing the FF&E facility, applied first to amounts due under the FF&E facility before any proceeds would be available to make payments on the second mortgage notes. See "—Risks Related Specifically to the Second Mortgage Notes—The liens securing the indebtedness under the credit facilities and FF&E facility generally are senior to the liens securing the second mortgage notes."

General Risks Associated with Our Business

We have no operating history.

        We were formed principally to develop and operate Le Rêve in Las Vegas. Le Rêve will be a new development which has no history of operations. We cannot assure you that we will be able to attract a sufficient number of hotel guests, gaming customers and other visitors to Le Rêve to make our operations profitable.

        Our operations will be subject to the significant business, economic, regulatory and competitive uncertainties and contingencies frequently encountered by new businesses in competitive environments, many of which are beyond our control. Because we have no operating history, it may be more difficult for us to prepare for and respond to these types of risks and the risks described elsewhere in "Risk Factors Relating to Investing in the Second Mortgage Notes" than for a company with an established business and operating cash flow. If we are not able to manage these risks successfully, it could negatively impact our operations.

        We intend to lease approximately eight of the retail spaces at Le Rêve and will own and operate the remaining approximately 18 retail spaces. We have entered into one restaurant management agreement, and we may enter into others with respect to one or more of the restaurants at Le Rêve. We have not yet entered into binding agreements with any retail tenants or other restaurant operators, and we may not be able to obtain the number or quality of retail tenants or restaurant operators for the retail and restaurant portions of Le Rêve that currently are planned. If we do not obtain tenants and operators in sufficient number or of sufficient quality, it could impair the competitive position of Le Rêve and affect our operating performance.

        Until construction of Le Rêve is close to completion, we do not believe that we will require extensive operational management. Accordingly, we have kept and intend to keep our permanent management staff at relatively low levels. We will be required to undertake a major recruiting program before Le Rêve opens. However, the pool of experienced gaming and other personnel is limited and competition to recruit and retain gaming and other personnel is likely to intensify as competition in the Las Vegas hotel casino market increases. We cannot assure you that we will be able to attract and retain a sufficient number of qualified individuals to operate Le Rêve on acceptable terms.

The loss of Stephen A. Wynn could significantly harm our business.

        Our ability to maintain our competitive position is dependent to a large degree on the efforts and skills of Stephen A. Wynn, the Chairman of the Board and Chief Executive Officer and one of the principal stockholders of Wynn Resorts. Wynn Resorts has entered into an employment agreement with Mr. Wynn. However, we cannot assure you that Mr. Wynn will remain with us. If Wynn Resorts loses the services of Mr. Wynn or if he is unable to devote sufficient attention to our operations, our business may be significantly impaired. In addition, if Mr. Wynn is no longer either employed by Wynn Resorts as Chief Executive Officer or serving as Chairman of the Board of Wynn Resorts, other than as a result of death or disability or other limited circumstances, it would constitute a change of control that requires us to repay the second mortgage notes and would constitute an event of default under the credit facilities and the FF&E facility.

The casino, hotel, convention and other facilities at Le Rêve will face intense competition.

        Las Vegas Casino/Hotel Competition.    The casino/hotel industry is highly competitive. Resorts located on or near the Las Vegas Strip compete with other Las Vegas Strip hotels and with other hotel casinos in Las Vegas on the basis of overall atmosphere, range of amenities, level of service, price, location, entertainment, theme and size. Le Rêve also will compete with a large number of other hotels and motels located in and near Las Vegas, as well as other resort destinations. Many of our competitors have established gaming operations, are subsidiaries or divisions of large public companies and may have greater financial and other resources than we do.

        According to the Las Vegas Convention and Visitors Authority, there were approximately 94,277 hotel rooms on or around the Las Vegas Strip as of December 31, 2001. Competitors of Le Rêve will include resorts on the Las Vegas Strip, among which are Bally's Las Vegas, Bellagio, Caesars Palace, Harrah's Las Vegas Hotel and Casino, Luxor Hotel and Casino, Mandalay Bay Resort & Casino, MGM Grand Hotel and Casino, The Mirage, Monte Carlo Hotel and Casino, New York-New York Hotel and Casino, Paris Las Vegas, Treasure Island at The Mirage and The Venetian, and resorts off the Las Vegas Strip, such as Las Vegas Hilton, The Palms Casino Resort and Rio All-Suite Hotel & Casino. The Venetian has begun an expansion anticipated to consist of an approximately 1,000-room hotel tower on top of the resort's existing parking garage and approximately 150,000 square feet of additional meeting and conference space. The Venetian's expansion is expected to be completed by June 2003. In addition, Mandalay Bay Resort & Casino has announced that it will begin construction of a 1,122-room, all-suite tower connected to the current hotel casino resort in September 2002, with an expected opening in October 2003. Mandalay Bay Resort & Casino also is expected to open a new convention and meeting complex in January 2003, and Caesars Palace is currently constructing an approximately 4,000-seat performing arts "Colosseum," which is scheduled to be completed in the first quarter of 2003. Moreover, MGM Mirage has announced that it will begin construction in mid-2003 of an approximately 925-room "spa tower" addition to Bellagio, as well as expand Bellagio's spa and salon, meeting space and retail space, with an expected completion in December 2004.

        The construction and expansion of these properties during the time that Le Rêve is being constructed may affect the availability of construction labor and supplies, resulting in increased costs. We cannot assure you that the Las Vegas market will continue to grow or that hotel casino resorts will continue to be popular. A decline or leveling off of the growth or popularity of hotel casino resorts or the appeal of the features offered by Le Rêve would impair our financial condition and future results of operations.

        Le Rêve will be different from many other Las Vegas resorts in that it will not focus on a highly themed experience. Instead, Le Rêve will offer an environment having a sophisticated, casually elegant ambience. Le Rêve's environment may not appeal to customers. In addition, customer preferences and trends can change, often without warning, and we may not be able to predict or respond to changes in customer preferences in time to adapt Le Rêve and the attractions and amenities it offers to address new trends.

        Other Competition for Le Rêve.    Le Rêve also will compete, to some extent, with other hotel/casino facilities in Nevada and in Atlantic City, with riverboat gaming facilities in other states, with hotel/casino facilities elsewhere in the world, with state lotteries and with Internet gaming. In addition, certain states recently have legalized, and others may or are likely to legalize, casino gaming in specific areas. Passage of the Tribal Government Gaming and Economic Self-Sufficiency Act in 1988 has led to rapid increases in Native American gaming operations. Also, in March 2000, California voters approved an amendment to the California Constitution allowing federally recognized Native American tribes to conduct and operate slot machines, lottery games and banked and percentage card games on Native American land in California. As a result, casino-style gaming on tribal lands is growing and could become a significant competitive force. The proliferation of Native American gaming in California could have a negative impact on our operations. The proliferation of gaming activities in other areas could significantly harm our business as well. In particular, the legalization of casino gaming in or near metropolitan areas, such as New York, Los Angeles, San Francisco and Boston, from which we intend to attract customers, could have a substantial negative effect on our business. In addition, new or renovated casinos in Macau or elsewhere in Asia could draw Asian gaming customers, including high-rollers, away from Las Vegas.

Because we may be entirely dependent upon one property for all of our cash flow, we will be subject to greater risks than a gaming company with more operating properties.

        We do not expect to have material assets or operations other than Le Rêve for the foreseeable future. As a result, we likely will be entirely dependent upon Le Rêve for all of our cash flow. The Macau-related entities are not guarantors of our indebtedness and their stock and assets are not collateral for our obligations or for Wynn Resorts' guarantee. In addition, the financing documents for the Macau opportunity may contain restrictions or prohibitions on the distribution to Wynn Resorts of any cash flow generated by these projects. Accordingly, cash flow generated by those Macau casino(s) will not be available to service our indebtedness, including our obligations under the second mortgage notes, or support our operations. See "—Risks Related to Our Substantial Indebtedness—We may not generate sufficient cash flow to meet our substantial debt service and other obligations, including our obligations under the second mortgage notes."

        Given that our operations initially will only focus on one property in Las Vegas, we will be subject to greater degrees of risk than a gaming company with more operating properties. The risks to which we will have a greater degree of exposure include the following:

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  local economic and competitive conditions;

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  changes in local and state governmental laws and regulations, including gaming laws and regulations;

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  natural and other disasters;

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  an increase in the cost of electrical power for Le Rêve as a result of, among other things, power shortages in California or other western states with which Nevada shares a single regional power grid;

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  a decline in the number of visitors to Las Vegas; and

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  a decrease in gaming and non-gaming activities at Le Rêve.

        Also, although we have obtained title insurance policies to protect the lenders under our credit facilities and the note holders against defects in title of the Le Rêve property, the amount of our debt will be so large that any losses due to defects in title may exceed the resources of the title insurance companies.

        Any of the factors outlined above could negatively affect our ability to generate sufficient cash flow to make payments on the second mortgage notes pursuant to the indenture, on borrowings under the credit facilities or the FF&E facility or with respect to our other debt.

Wynn Resorts' ownership and management of both Le Rêve and a second resort developed on either the 20-acre parcel or the golf course land could negatively impact Le Rêve.

        Wynn Resorts' ownership of both Le Rêve and additional resorts developed on the 20-acre parcel adjacent to the site of Le Rêve and/or the golf course parcel may result in conflicting business goals because, once released from the liens under the credit facilities and second mortgage notes, a Phase II or other project developed on either site would likely be developed through an entity that is not part of the restricted group and could potentially compete with Le Rêve. For example, if Wynn Resorts or a subsidiary outside the restricted group develops a Phase II resort on either the golf course land or the 20-acre parcel, it could offer discounts and other incentives for visitors to stay at a Phase II resort, which might result in a competitive advantage for the Phase II resort over Le Rêve. In addition, that entity also may choose to allocate certain business opportunities, such as potential restaurant, dining and entertainment tenants or requests for room reservations, to the Phase II resort instead of Le Rêve. Although Wynn Resorts' common ownership of both Le Rêve and Phase II resort may result in economies of scale, efficiencies and joint business opportunities for the two resorts, if the Phase II resort is owned by an entity that is not part of the restricted group, then Le Rêve may, in certain circumstances, bear the greater burden of the expenses that are shared by both resorts. In addition, management's time may be split between overseeing the operation of the resorts. In certain circumstances, management may devote more time to the ownership and operational responsibilities of the Phase II resort than those of Le Rêve.

Terrorism and the uncertainty of war, as well as other factors affecting discretionary consumer spending, may harm our operating results.

        The strength and profitability of our business will depend on consumer demand for hotel casino resorts in general and for the type of luxury amenities Le Rêve will offer. Changes in consumer preferences or discretionary consumer spending could harm our business. The terrorist attacks of September 11, 2001, and ongoing terrorist and war activities in the United States and elsewhere, have had a negative impact on travel and leisure expenditures, including lodging, gaming and tourism. We cannot predict the extent to which the events of September 11, 2001 may continue to affect us, directly or indirectly, in the future. An extended period of reduced discretionary spending and/or disruptions or declines in airline travel and business conventions could significantly harm our operations. In particular, because we expect that our business will rely heavily upon high-end credit customers, particularly international customers, factors resulting in a decreased propensity to travel internationally, like the terrorist attacks of September 11, 2001, could have a negative impact on our operations.

        In addition to fears of war and future acts of terrorism, other factors affecting discretionary consumer spending, including general economic conditions, disposable consumer income, fears of recession and consumer confidence in the economy, may negatively impact our business. Negative changes in factors affecting discretionary spending could reduce customer demand for the products and services we will offer, thus imposing practical limits on pricing and harming our operations.

        Also, the terrorist attacks of September 11, 2001 have substantially affected the availability of insurance coverage for certain types of damages or occurrences. We do not have insurance coverage for occurrences of terrorist acts with respect to our Le Rêve project and any losses that could result from these acts. The lack of sufficient insurance for these types of acts could expose us to heavy losses in the event that any damages occur, directly or indirectly, as a result of terrorist attacks and have a significant negative impact on our operations.

Le Rêve will be subject to extensive state and local regulation, and licensing and gaming authorities have significant control over our operations, which could have a negative effect on our business.

        The opening and operation of Le Rêve will be contingent upon our receipt and maintenance of all regulatory licenses, permits, approvals, registrations, findings of suitability, orders and authorizations. The laws, regulations and ordinances requiring these licenses, permits and other approvals generally relate to the responsibility, financial stability and character of the owners and managers of gaming operations, as well as persons financially interested or involved in gaming operations. The scope of the approvals required to open and operate a facility is extensive. Failure to obtain or maintain the necessary approvals could prevent or delay the completion or opening of all or part of the facility or otherwise affect the design and features of Le Rêve. We do not currently hold any state and local licenses and related approvals necessary to conduct our planned gaming operations in Nevada and we cannot be certain that we will obtain at all, or on a timely basis, all required approvals and licenses. Failure to obtain or maintain any of the required gaming approvals and licenses could significantly impair our financial position and results of operations.

        The Nevada Gaming Commission may, in its discretion, require the holder of any securities we issue, including the second mortgage notes, to file applications, be investigated and be found suitable to own Wynn Resorts' securities if it has reason to believe that the security ownership would be inconsistent with the declared policies of the State of Nevada.

        Nevada regulatory authorities have broad powers to request detailed financial and other information, to limit, condition, suspend or revoke a registration, gaming license or related approval and to approve changes in our operations. Substantial fines or forfeiture of assets for violations of gaming laws or regulations may be levied. The suspension or revocation of any license which may be granted to us or the levy of substantial fines or forfeiture of assets could significantly harm our business, financial condition and results of operations. Furthermore, compliance costs associated with gaming laws, regulations and licenses are significant. Any change in the laws, regulations or licenses applicable to our business or a violation of any current or future laws or regulations applicable to our business or gaming license could require us to make substantial expenditures or could otherwise negatively affect our gaming operations.

        Wynn Resorts' articles of incorporation provide that, to the extent a gaming authority makes a determination of unsuitability or to the extent deemed necessary or advisable by the board of directors, Wynn Resorts may redeem shares of its capital stock that are owned or controlled by an unsuitable person or its affiliates. The redemption price may be paid in cash, by promissory note, or both, as required, and pursuant to the terms established by, the applicable gaming authority and, if not, as Wynn Resorts elects.

Nevada gaming regulatory issues may arise regarding the licensing of owners of Wynn Resorts, which may cause us to incur additional debt.

        Kazuo Okada is the owner of a controlling interest in Aruze Corp., the parent company of Aruze USA, Inc., referred to as Aruze USA, which owns approximately 31.5% of Wynn Resorts' common stock. Under the Nevada gaming regulations, any beneficial owner of more than 10% of Aruze Corp.'s voting securities must be licensed or found suitable in respect of Aruze USA's ownership interest in Wynn Resorts, including Kazuo Okada and his son, Tomohiro Okada. Kazuo Okada is currently licensed by the Nevada Gaming Commission to own the shares of Universal Distributing of Nevada, Inc., referred to as Universal Distributing, a gaming machine manufacturer and distributor. Kazuo Okada and his son previously sought approval from the Nevada Gaming Commission in connection with the proposed transfer of Universal Distributing to Aruze Corp. In connection with this application, the Nevada State Gaming Control Board raised certain concerns, including transactions which were then the subject of a pending tax case in Japan which involved Universal Distributing, Aruze Corp. and other related parties. The lower court in the Japanese tax case ruled in Aruze Corp.'s favor, but the Japanese tax authority has filed an appeal. It is unclear whether or how these events will affect the Nevada Gaming Commission's consideration of suitability with respect to Aruze USA's ownership of Wynn Resorts' stock.

        Aruze Corp. has informed us that there are a number of outstanding issues in the Nevada State Gaming Board's investigation of the proposed transfer of Universal Distributing in addition to the issues relating to the transactions involved in the above-described tax proceeding. These issues, together with issues relating to the Japanese tax proceeding, if not satisfactorily resolved, could result in the denial of the application. No formal action of any kind has been taken by the Nevada State Gaming Control Board or the Nevada Gaming Commission in connection with these issues. The Nevada State Gaming Control Board and Aruze have agreed to defer the pursuit of the proposed transfer of Universal Distributing until or after the applications regarding Le Rêve have been acted upon. If the Nevada State Gaming Control Board or the Nevada Gaming Commission were to act adversely with respect to the pending proceeding involving Universal Distributing, that decision could adversely affect an application filed by Aruze USA, Aruze Corp., Kazuo Okada or Tomohiro Okada in respect of Wynn Resorts.

        If any gaming application of Aruze USA, Aruze Corp. or Kazuo Okada concerning Aruze USA's ownership of Wynn Resorts' stock is denied by Nevada gaming authorities or requested to be withdrawn or is not filed within 90 days after the filing of Wynn Resorts' application, then, under certain circumstances, Wynn Resorts has the right to require Mr. Wynn to purchase the shares owned by Aruze USA in Wynn Resorts, including with a promissory note, or the right to purchase the shares directly with a promissory note. If Wynn Resorts is required to purchase the shares held by Aruze USA, it may have to issue a promissory note to Aruze USA. Any such debt obligation on Wynn Resorts' balance sheet may negatively affect our financial condition.

        Moreover, if the Nevada Gaming Commission were to determine that Aruze USA is unsuitable to hold a promissory note issued by Wynn Resorts or Mr. Wynn, the Nevada Gaming Commission could order Aruze USA or its affiliate to dispose of its voting securities within a prescribed period of time that may not be sufficient.

        If Aruze USA or its affiliate does not dispose of its voting securities within the prescribed period of time, or if Wynn Resorts fails to pursue all lawful efforts to require Aruze USA or its affiliate to relinquish its voting securities, including, if necessary, the immediate purchase of the voting securities for cash at fair market value, the Nevada Gaming Commission could determine that Wynn Resorts was unsuitable or could take disciplinary action against Wynn Resorts. Disciplinary action could result in the limitation, conditioning, suspension or revocation of any approvals or gaming licenses held by Wynn Resorts (and, as a result, Wynn Las Vegas) and/or the imposition of a significant monetary fine against Wynn Resorts. Any such disciplinary action could significantly impair our operations.

If Wynn Macau builds and operates one or more casinos in Macau, certain Nevada gaming laws would apply to its planned gaming activities and associations in Macau.

        Certain Nevada gaming laws also apply to gaming activities and associations in jurisdictions outside the State of Nevada. As Wynn Macau develops its opportunity in Macau, Wynn Resorts and its subsidiaries that are licensed to conduct gaming operations in Nevada, including Wynn Las Vegas, Wynn Capital, Wynn Resorts Holdings and Valvino, will be required to comply with certain reporting requirements concerning gaming activities and associations in Macau proposed to be conducted by Wynn Resorts' Macau-related subsidiaries. Wynn Resorts and its licensed Nevada subsidiaries, including Wynn Las Vegas, also will be subject to disciplinary action by the Nevada Gaming Commission if Wynn Resorts' Macau-related subsidiaries:

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  knowingly violate any Macau laws relating to their Macau gaming operations;

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  fail to conduct the Macau operations in accordance with the standards of honesty and integrity required of Nevada gaming operations;

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  engage in any activity or enter into any association that is unsuitable because it poses an unreasonable threat to the control of gaming in Nevada, reflects or tends to reflect discredit or disrepute upon the State of Nevada or gaming in Nevada, or is contrary to Nevada gaming policies;

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  engage in any activity or enter into any association that interferes with the ability of the State of Nevada to collect gaming taxes and fees; or

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  employ, contract with or associate with any person in the foreign gaming operation who has been denied a license or a finding of suitability in Nevada on the ground of unsuitability, or who has been found guilty of cheating at gambling.

        Such disciplinary action could include suspension, conditioning, limitation or revocation of the registration, licenses or approvals held by Wynn Resorts and its licensed Nevada subsidiaries, including Wynn Las Vegas, and the imposition of substantial fines.

Our business will rely on high-end, international customers to whom we may extend credit, and we may not be able to collect gaming receivables from our credit players.

        We expect that a significant portion of our table game revenue at Le Rêve will be attributable to the play of a limited number of international customers. The loss or a reduction in the play of the most significant of these customers could have a substantial negative effect on our future operating results. A downturn in economic conditions in the countries in which these customers reside could cause a reduction in the frequency of visits and revenue generated by these customers.

        We will conduct our gaming activities at Le Rêve on a credit as well as a cash basis. This credit will be unsecured. Table games players typically will be extended more credit than slot players, and high-stakes players typically will be extended more credit than patrons who tend to wager lower amounts. High-end gaming is more volatile than other forms of gaming, and variances in win-loss results attributable to high-end gaming may have a positive or negative impact on cash flow and earnings in a particular quarter.

        In addition, the collectibility of receivables from international customers could be negatively affected by future business or economic trends or by significant events in the countries in which these customers reside. We will extend credit to those customers whose level of play and financial resources warrant, in the opinion of management, an extension of credit.

        While gaming debts evidenced by a credit instrument, including what is commonly referred to as a "marker," and judgments on gaming debts are enforceable under the current laws of Nevada, and judgments on gaming debts are enforceable in all states under the Full Faith and Credit Clause of the United States Constitution, other jurisdictions may determine that direct enforcement of gaming debts is against public policy. Although courts of some foreign nations will enforce gaming debts directly and the assets in the United States of foreign debtors may be reached to satisfy a judgment, judgments on gaming debts from U.S. courts are not binding on the courts of many foreign nations. We cannot assure you that we will be able to collect the full amount of gaming debts owed to us, even in jurisdictions that enforce gaming debts. Our inability to collect gaming debts could have a significant negative impact on our operating results.

Because we own real property, we are subject to extensive environmental regulation, which creates uncertainty regarding future environmental expenditures and liabilities.

        We have incurred costs and expended funds to comply with environmental requirements, such as those relating to discharges to air, water and land, the handling and disposal of solid and hazardous waste and the cleanup of properties affected by hazardous substances. Under these and other environmental requirements, we, as the owner of the property on which Le Rêve is situated, may be required to investigate and clean up hazardous or toxic substances or chemical releases at that property. As an owner or operator, we could also be held responsible to a governmental entity or third parties for property damage, personal injury and investigation and cleanup costs incurred by them in connection with any contamination.

        These laws typically impose cleanup responsibility and liability without regard to whether the owner or operator knew of or caused the presence of the contaminants. The liability under those laws has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of the responsibility. The costs of investigation, remediation or removal of those substances may be substantial, and the presence of those substances, or the failure to remediate a property properly, may impair our ability to rent or otherwise use our property.

        We believe that we have remediated all material environmental risks of which we are currently aware at the Le Rêve hotel site and on the existing golf course. However, in connection with constructing the new golf course, which will require significant grading, we may discover unforeseen environmental risks which we will need to incur costs to remediate. In addition, we will incur costs associated with asbestos removal from an existing office building in the event we decide to develop the 20-acre parcel of land located north of Le Rêve along Las Vegas Boulevard that will be available for future development should it be released from the liens under the credit facilities and the second mortgage notes. We may be required to incur costs to remediate these or other potential environmental hazards or to mitigate environmental risks.

If a third party successfully challenges our ownership of, or right to use, the Le Rêve service marks with respect to casino or hotel services, our business or results of operations could be harmed.

        We have applied to register the "LE RÊVE" service mark with the United States Patent and Trademark Office, referred to as the PTO, for casino and hotel services, as well as for other ancillary uses. Our application for hotel services has cleared the PTO examination process, meaning that "LE RÊVE" will be registered for hotel and other related services if no member of the public formally opposes our application for registration by a published deadline. Our application for casino services remains pending, and we expect it to be published for opposition soon.

        Even if we are able to obtain registration of the "LE RÊVE" mark for the above described services, such federal registration is not completely dispositive of the right to such service marks. Third parties who claim prior rights with respect to marks similar to "LE RÊVE" or the English translation "THE DREAM," may nonetheless challenge our use of "LE RÊVE" and seek to overcome the presumptions afforded by such registrations. They also could attempt to prevent our use of "LE RÊVE" and/or seek monetary damages as a result of our use. A successful challenge by a third party with respect to our ownership of, or right to use, the mark could have a material impact on our business or results of operation.

We will need to recruit a substantial number of new employees before Le Rêve opens and our employees may seek unionization.

        We will need to recruit a substantial number of new employees before Le Rêve opens and our employees may seek union representation. We cannot be certain that we will be able to recruit a sufficient number of qualified employees. Currently, Valvino is a party to collective bargaining agreements with several different unions, which it assumed in connection with the acquisition of the Desert Inn Resort & Casino. All of these agreements will expire before the scheduled opening of Le Rêve. However, the unions may seek to organize the workers at Le Rêve or claim that the agreements assumed in connection with Valvino's acquisition of the Desert Inn Resort & Casino obligate Wynn Las Vegas to enter into negotiations with one or more of the unions to represent the workers at Le Rêve. Unionization, pressure to unionize or other forms of collective bargaining could increase our labor costs.

Certain of Wynn Las Vegas' affiliates will be subject to regulatory control by the Public Utilities Commission of Nevada.

        Desert Inn Improvement Co., a direct subsidiary of Desert Inn Water Company and an indirect subsidiary of Valvino, provides water service to the existing office building on the site of the former Desert Inn Resort & Casino and the remaining homes around the Desert Inn golf course. As a result of its service obligations to the remaining homes, Desert Inn Improvement Co. is a public utility under Nevada law and will be subject to typical public utility regulation. For example, if Desert Inn Improvement Co. desires to change its filed rates or tariffs or encumber, sell or lease its real property, it will likely be required to obtain the prior approval of the Public Utilities Commission of Nevada. The public utility status of Desert Inn Improvement Co. also imposes broader regulatory restrictions on us. For example, if Wynn Resorts decides to make changes to our or its ownership structure, such as in a merger or acquisition transaction or a significant stock issuance, or a sale of Aruze USA's shares of Wynn Resorts' common stock in the event that Aruze USA is found to be unsuitable to own such stock, Wynn Resorts will likely be required to obtain the prior approval of the Public Utilities Commission of Nevada. We cannot assure you that any such approvals will be obtained. Further, with respect to any other changes or transactions which we may enter into in the future, we cannot assure you that regulatory requirements will not delay or prevent us from entering into transactions or conducting our business in a manner that might be beneficial to our operations.

The Le Rêve golf course land may be subject to restrictions which could prevent us from constructing the new golf course in accordance with our current plans and may inhibit future development of that land.

        We intend to construct the new golf course on an approximately 137-acre parcel of land located behind the hotel. Valvino acquired a portion of this parcel in connection with its purchase of the Desert Inn Resort & Casino and acquired the remainder when it purchased the residential lots located in the interior of, and some, but not all, of the lots around the former Desert Inn golf course. The residential lots, previously known as the Desert Inn Country Club Estates, were subject to various conditions, covenants and restrictions recorded against the lots in 1956 and amended from time to time since then. We believe that these conditions, covenants and restrictions were terminated in accordance with Nevada law in June 2001. However, some of the remaining homeowners have brought a lawsuit against Valvino challenging, among other things, the termination of the covenants, conditions and restrictions. If the plaintiffs prevail on their claims and the conditions, covenants and restrictions remain in effect, we may have to adjust our current plans for the construction of the golf course by redesigning some of the holes located on the periphery of the course.

        In addition, at least two of the homeowners have alleged the existence of an equitable implied restriction prohibiting any alternative commercial development of the golf course. If the plaintiffs prevail on this claim, any future development of the golf course parcel for an alternative use may be restricted. Valvino is vigorously contesting the homeowners' claims and will continue to do so. See "Business—Legal Proceedings."

A downturn in general economic conditions may adversely affect our results of operations.

        Our business operations will be affected by international, national and local economic conditions. A recession or downturn in the general economy, or in a region constituting a significant source of customers for our property, could result in fewer customers visiting our property, which would adversely affect our revenues.

Risks Related Specifically to the Second Mortgage Notes

The liens securing the indebtedness under the credit facilities and FF&E facility generally are senior to the liens securing the second mortgage notes.

        The second mortgage notes are secured by:

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  a first priority lien on the proceeds of the second mortgage note offering,

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  a second priority lien on substantially all of our other existing and future assets, subject to regulatory limitations and specified exceptions, and

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  a third priority lien on the assets securing our FF&E facility.

        The lenders under our credit facilities have first priority liens on substantially all of our assets. The lenders under our FF&E facility have first priority liens on furniture, fixtures and equipment, including assets that are integral to the operation of Le Rêve, such as elevators, escalators, heating, vacuum and air conditioning equipment and gaming equipment. However, the guarantee of the second mortgage notes by Wynn Resorts will not be secured by any assets of Wynn Resorts, unless Wynn Resorts grants specified liens to secure other guarantees or indebtedness.

        Because the Macau-related subsidiaries of Wynn Resorts are owned by Wynn Resorts, which will not grant liens on any Macau-related assets to secure its guarantee of the second mortgage notes, the assets consisting of Wynn Resorts' Macau project(s) will not be included in the collateral, and the holders of the second mortgage notes will have no claim against those assets. The second mortgage notes are also not be secured by the aircraft assets.

        Because the liens securing the indebtedness under the credit facilities are generally be prior to the liens securing the second mortgage notes, the second mortgage notes are effectively subordinated to the indebtedness under our $1.0 billion credit facilities. In addition, the liens on the collateral securing our $188.5 million FF&E facility are prior to the liens securing the credit facilities and the second mortgage notes upon the FF&E collateral. We are also permitted, under the indenture governing the second mortgage notes, to incur additional indebtedness, which may increase the amount of our credit facilities or FF&E facility. The indenture also permits our unrestricted subsidiaries to incur debt, without limitation, provided certain conditions are met, which indebtedness will be structurally senior to the second mortgage notes, as we only have a claim against the equity in our subsidiaries, and not against their assets.

        The liens granted by the guarantors (except Wynn Resorts, which has guaranteed the second mortgage notes on a senior unsecured basis) to secure their guarantees of the credit facilities are also senior to the liens securing the second mortgage note guarantees, and, therefore, the second mortgage note guarantees are also effectively subordinated to the guarantees of the indebtedness under the credit facilities and all of our guarantors' (except Wynn Resorts's) other senior indebtedness secured by higher priority liens.

If there is a default, the value of the collateral may not be sufficient to repay both the higher priority creditors and the holders of the second mortgage notes.

        The value of the collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors. We cannot assure you that the proceeds from the sale or sales of all of such collateral would be sufficient to satisfy the amounts outstanding under the second mortgage notes and other obligations secured by the junior liens, if any, after payment in full of all of the obligations secured by the higher priority liens on the collateral. If these proceeds were not sufficient to repay amounts outstanding under the notes, then holders of the second mortgage notes, to the extent not repaid from the proceeds of the sale of the collateral, would only have unsecured claims against our remaining assets, which claims would rank equally with all of our general unsecured indebtedness and obligations, including trade payables.

        At the completion of Le Rêve, we expect to have approximately $718.5 million outstanding under the revolving credit facility, $250 million outstanding under the delay draw term loan facility and $188.5 million outstanding under the FF&E facility. We also expect to have at such time approximately $28.5 million of borrowing availability under the revolving credit facility. Under the indenture governing the second mortgage notes, we are permitted to incur additional indebtedness that is secured by first priority liens on the second mortgage note collateral.

Our intercreditor agreements limit the ability of the holders of the second mortgage notes to control decisions regarding the collateral and to take enforcement action.

        The trustee under the indenture governing the second mortgage notes has entered into a project lenders intercreditor agreement with the agent for the lenders under the credit facilities and an FF&E intercreditor agreement with the agent for the lenders under the credit facilities and the agent for lenders under the FF&E facility. The intercreditor agreements provide for the allocation of rights among the trustee and these lenders with respect to their respective interests in the collateral and the enforcement of their rights. Until the indebtedness under the credit facilities, including any refinancings, has been satisfied in full, the lenders under the credit facilities have the exclusive right to determine the circumstances and manner in which the collateral securing the second mortgage notes and the credit facilities may be disposed of subject, in the case of the FF&E collateral, to the rights of the lenders under the FF&E facility. Similarly, until the indebtedness under the FF&E facility, including any refinancing, has been satisfied in full, the lenders under the FF&E facility have the exclusive rights to determine the circumstances and manner in which the collateral that secures the FF&E facility, the credit facilities and the second mortgage notes may be disposed. As a result, the lenders under the credit facilities may take actions with respect to the collateral securing the second mortgage notes which holders of the second mortgage notes may disagree with or which may be contrary to the best interests of the holders of the second mortgage notes. In addition:

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  the intercreditor agreements permit the agent under the credit facilities, without consent of the holders of the second mortgage notes, to amend the disbursement agreement or waive any defaults or conditions precedent to funding thereunder in various circumstances; which could result in a reduction of the scope which we are required to build and in funding additional amounts which effectively are senior to the second mortgage notes, in each case, to the detriment of the holders of second mortgage notes;

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  the intercreditor agreements permit the agent under the credit facilities, without consent of the holders of the second mortgage notes, to amend various terms of the security documents and waive defaults thereunder; and

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  the intercreditor agreements give the lenders under the credit facilities the right to determine whether to foreclose on the collateral and the terms of any foreclosure following an event of default under the second mortgage notes or the credit facilities.

        In addition, pursuant to the intercreditor agreements, the trustee has agreed not to object to a number of important matters and actions taken by the lenders under our credit facilities and the FF&E facility following the filing of a bankruptcy petition. After such filing, the value of your collateral could materially deteriorate, and you would be unable to raise an objection.

        The lenders under the FF&E facility similarly have the right, without the consent of the second mortgage note holders, to waive conditions to funding under the FF&E facility and to exercise, or not exercise, any remedies with respect to the furniture, fixtures and equipment securing the FF&E facility in such manner and upon such terms as the lenders under the FF&E facility determine.

        The intercreditor agreements also permit the lenders under the credit facilities and the FF&E facility to make advances under their respective loan facilities to protect, preserve, repair and maintain Le Rêve and their respective security interests. Any advanced amounts will be included in the amounts secured by the liens in favor of an advancing lender with the same priority as regular advances made by the lender under the disbursement agreement. Although these provisions may cause these lenders to make advances which otherwise might not be made and thus facilitate completion of Le Rêve to the benefit of the holders of the second mortgage notes, these advances also could increase both the periodic amounts payable on our secured indebtedness and the amounts secured by claims effectively senior the claims of the second mortgage note holders.

        Under the intercreditor agreements, so long as the credit facilities and the FF&E facility remain outstanding, the holders of the second mortgage notes are restrained from exercising their remedies following a default. As such, the lenders under the credit facilities and the FF&E facility are permitted to exercise their remedies and foreclose their respective liens on the note collateral before holders of the second mortgage notes could enforce their liens. We cannot assure you that any proceeds of foreclosure sales would be sufficient to make any payments on the second mortgage notes after repaying in full the credit facilities and the FF&E facility.

Gaming laws will impose additional restrictions on foreclosure.

        As a result of gaming restrictions, in any foreclosure sale of Le Rêve or the gaming equipment constituting collateral securing the second mortgage notes, the purchaser or the operator of the facility and/or such gaming equipment would need to be licensed to operate the resort's casino under the Nevada gaming laws and regulations. If the trustee acting on behalf of the holders of the second mortgage notes or the lenders under the credit facilities or the FF&E facility purchases Le Rêve and/or such equipment at a foreclosure sale, the trustee or such lenders would not be permitted to continue gaming operations at Le Rêve unless it retained an entity licensed under the Nevada gaming laws to conduct gaming operations at the facility. The holders of the second mortgage notes may have to be licensed or found suitable in any event.

        Because potential bidders who wish to operate the casino must satisfy these gaming regulatory requirements, the number of potential bidders in a foreclosure sale could be less than in foreclosures of other types of facilities, and this requirement may delay the sale of, and may reduce the sales price for, the collateral. The ability to take possession and dispose of the collateral securing the second mortgage notes upon acceleration of the second mortgage notes is likely to be significantly impaired or delayed by applicable bankruptcy law if a bankruptcy case is commenced by or against us prior to a taking of possession or disposition of the collateral securing the second mortgage notes by the trustee for the benefit of the holders of the second mortgage notes.

The Public Utilities Commission of Nevada will impose additional restrictions on foreclosure.

        As a result of restrictions under Nevada law relating to public utilities, it is likely that the Public Utilities Commission of Nevada would first need to approve any action to take possession of and foreclose upon or otherwise dispose of assets that serve as collateral consisting of real property or goods held by Desert Inn Improvement Co., including, without limitation, water rights. We cannot assure you that we will be able to obtain this approval.

The liens encumbering the collateral securing the second mortgage notes may be eliminated if the liens securing the credit facilities or, in the case of the collateral securing the FF&E facility, the liens securing the FF&E facility, are foreclosed first.

        Pursuant to the intercreditor agreements, the lenders under our credit facilities are permitted to foreclose on the liens securing such facilities before the second mortgage notes holders. Similarly, the lenders under our FF&E facility are permitted to foreclose on the liens securing such facility before the second mortgage note holders. If the liens securing the credit facilities are foreclosed before the liens securing the second mortgage notes, the liens securing the second mortgage notes on the foreclosed collateral will be terminated. Similarly, if the liens securing the FF&E facility are foreclosed before the liens securing the second mortgage notes, the liens securing the second mortgage notes on the furniture, fixtures and equipment that secures the FF&E facility will be terminated. To prevent foreclosure, we may be motivated to commence voluntary bankruptcy proceedings, or the holders of the second mortgage notes and/or various other interested persons may be motivated to institute bankruptcy proceedings against us. The commencement of such bankruptcy proceedings would expose the holders of the second mortgage notes to additional risks, including additional restrictions on exercising rights against collateral. See "—Bankruptcy laws may significantly impair your rights to repossess and dispose of collateral securing the second mortgage notes." The second mortgage notes trustee will agree not to challenge the validity, enforceability or priority of liens on any collateral granted to any lender that is a party to the disbursement agreement.

Because we have multiple lenders, holders of the second mortgage notes may be disadvantaged by actions taken by one or more of our other lenders.

        Multiple parties are providing financing for the construction and development of Le Rêve, including the lenders under the credit facilities and under the FF&E facility and the holders of the second mortgage notes. Our lenders have entered into agreements, including the disbursement agreement and the intercreditor agreements, to govern the relationships among them. These agreements may limit the rights of the second mortgage note holders.

        For example, under the disbursement agreement, the construction consultant engaged by the lenders will review disbursement requests and other matters under the disbursement agreement to assess compliance or non-compliance with the requirements under the disbursement agreement. Accordingly, such construction consultant will be making judgments from time to time which will affect, and may impair, the interests of the holders of the second mortgage notes.

        Subject to specified conditions, the disbursement agreement also requires each lender to fund its proportionate share of each disbursement. However, we cannot assure you that each lender will always perform its obligations under the disbursement agreement. If any lender fails to fund its share of the amounts to be advanced under the disbursement agreement, we may not have sufficient funds to complete Le Rêve.

        Further, given that we are required to expend all of the proceeds of the second mortgage notes, other than amounts sufficient to pay interest on the notes on the two ensuing payment dates, before obtaining any loans under the credit facilities or the FF&E facility, the second mortgage note holders would be fully exposed if, at any time, the lenders under our credit facilities or under our FF&E facility failed to fund as required under the disbursement agreement.

        In addition, financing by multiple lenders with security interests in common collateral or collateral that is interrelated by use or location may increase complexity and reduce flexibility in a debt restructuring of our indebtedness. In particular, the FF&E lenders will have control of assets that are required for the ordinary course operations of Le Rêve. Thus, notwithstanding the relatively small portion of Le Rêve's indebtedness that is held by the FF&E lenders, upon the occurrence of a default under the FF&E facility, the FF&E lenders may be able to prevent Le Rêve from operating. However, the lenders under the FF&E facility have agreed in the intercreditor agreement with the lenders under our credit facilities and the holders of the second mortgage notes, subject to specified limitations, upon default under such facility, not to exercise remedies for a period of up to 60 days before completion of Le Rêve or 45 days after completion of Le Rêve. However, we cannot assure you that the lenders under the FF&E facility will respect such obligations or, even if they do respect such obligations, that such standstill period will be sufficient to restructure our indebtedness

We may not be able to fulfill our repurchase obligations with respect to the second mortgage notes upon a change of control.

        If we experience certain specific change of control events, we are required to offer to repurchase all outstanding second mortgage notes at 101% of the principal amount of the second mortgage notes plus accrued and unpaid interest to the date of repurchase. We cannot assure you that we will have available funds sufficient to pay the change of control purchase price for any or all of the second mortgage notes that might be delivered by holders of the second mortgage notes seeking to accept the change of control offer. Moreover, under the indenture governing the second mortgage notes, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a "change of control" and thus would not give rise to any repurchase rights.

        In addition, the credit facilities contain, and any future credit agreement likely will contain, restrictions or prohibitions on our ability to repurchase the second mortgage notes under certain circumstances. If these change of control events occur at a time when we are prohibited from repurchasing the second mortgage notes, we may seek the consent of our lenders to purchase the second mortgage notes or could attempt to refinance the borrowings that contain these prohibitions or restrictions. If we do not obtain our lenders' consent or refinance these borrowings, we will not be able to repurchase the second mortgage notes. Accordingly, the holders of the second mortgage notes may not receive the change of control purchase price for their second mortgage notes in the event of a sale or other change of control, which will give the trustee and the holders of the second mortgage notes the right to declare an event of default and accelerate the repayment of the second mortgage notes.

Bankruptcy laws may significantly impair your rights to repossess and dispose of collateral securing the second mortgage notes.

        If a bankruptcy case were to be commenced by or against us prior to the repossession and disposition of note collateral, the right of the indenture trustee to repossess and dispose of the note collateral upon the occurrence of an event of default under the indenture is likely to be significantly impaired by applicable bankruptcy law. A bankruptcy case may be commenced by us, a holder of second mortgage notes, the lenders under the credit facilities or the FF&E facility or any other creditors, including junior creditors.

        The "automatic stay" under applicable bankruptcy law prohibits secured creditors, such as the holders of the second mortgage notes and the lenders under the credit facilities and the FF&E facility, from repossessing their security from a debtor in a bankruptcy case, or from disposing of collateral in their possession, without bankruptcy court approval. Moreover, applicable bankruptcy law permits the debtor to continue to retain and use the collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given "adequate protection."

        The meaning of the term "adequate protection" may vary according to circumstances, but it is generally intended to protect the value of the secured creditor's interest in the collateral from diminution as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. "Adequate protection" may include cash payments or the granting of additional security, of such type, at such time and in such amount as the court may determine. For example, the debtor could be permitted use the funds in the second mortgage notes proceeds account as cash collateral if the debtor provided adequate protection for such use by granting replacement liens on other collateral, which might not consist of liquid assets.

        In view of the lack of a precise definition of the term "adequate protection," the broad discretionary powers of a bankruptcy court and the possible complexity of valuation issues, it is impossible to predict how long payments under the second mortgage notes could be delayed following commencement of a bankruptcy case, whether or when the trustee could repossess or dispose of the collateral or whether or to what extent, through the requirement of "adequate protection," the holders of the second mortgage notes would be compensated for any delay in payment or loss of value of the collateral.

        Factors that might bear on the recovery by the holders of the second mortgage notes in these circumstances, among others, would include:

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  a debtor in a bankruptcy case does not have the ability to compel performance of a "financial accommodation," including the funding of various undrawn loans contemplated to fund construction of Le Rêve;

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  lenders with higher priority liens may seek, and perhaps receive, relief from the automatic stay to foreclose their respective liens; and

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  the cost and delay of developing a confirmed Chapter 11 plan could reduce the present value of revenues.

        In addition, pursuant to the intercreditor agreements, the trustee has agreed not to object to a number of important matters and actions taken by the lenders under our credit facilities and the FF&E facility following the filing of a bankruptcy petition. After such filing, the value of your collateral could materially deteriorate, and you would be unable to raise an objection. The agreements of the trustee include that the trustee and the second mortgage note holders will not assert the lack of adequate protection of their liens and the collateral securing the second mortgage notes as a basis for opposing a motion or other relief approved by the lenders under the credit facilities.

Contract rights under agreements serving as collateral for the second mortgage notes may be rejected in bankruptcy.

        Among other things, contract rights under certain of our agreements serve as collateral for the second mortgage notes, including rights that stem from the agreements to which we are a party, such as the Marnell Corrao construction contract. If a bankruptcy case were to be commenced by or against Marnell Corrao, it is possible that all or part of the Marnell Corrao construction contract could be rejected by that party or a trustee appointed in the bankruptcy case pursuant to Section 365 or Section 1123 of the United States Bankruptcy Code and thus not be specifically enforceable. Additionally, to the extent any rejected agreement constitutes a lease of real property, the resulting claim of the lessor for damages resulting from termination may be capped pursuant to Section 502(b)(6) of the bankruptcy code.

        In addition, in a bankruptcy proceeding, the court would have broad discretion to approve transactions that could disadvantage the holders of the second mortgage notes. For example, under certain circumstances, a court could approve our or third parties' motions for sales of collateral on terms unfavorable to us, require you to accept subordinated or other securities in exchange for the second mortgage notes, or substantive consolidation of us with Wynn Resorts in a bankruptcy in which Wynn Resorts was debtor. Regardless of the ultimate disposition of any of these or other motions or claims, we cannot assure you that during litigation of these issues our payments on the second mortgage notes would be paid in full or on time.

In the event that a bankruptcy court orders the substantive consolidation of Wynn Las Vegas and Wynn Capital with certain affiliated parties, payments on the second mortgage notes could be delayed or reduced.

        We believe that we have observed and will observe certain formalities and operating procedures that are generally recognized requirements for maintaining the separate existence of the issuers and that the issuers' assets and liabilities can be readily identified as distinct from those of Wynn Resorts, Valvino and their respective subsidiaries other than Wynn Las Vegas and Wynn Capital. However, we cannot assure you that a bankruptcy court would agree in the event that any of Wynn Resorts, Valvino or any such other affiliates becomes a debtor under the bankruptcy code, particularly in light of the guarantee by these affiliates of the obligations of the issuers under the second mortgage notes and the obligations of Wynn Las Vegas under the credit facilities and the FF&E facility. If a bankruptcy court concludes that substantive consolidation of Wynn Las Vegas or Wynn Capital with any affiliated party referred to in this paragraph is warranted, the risks described above under "—Bankruptcy laws may significantly impair your rights to repossess and dispose of collateral securing the second mortgage notes" and "—Contract rights under agreements serving as collateral may be rejected in bankruptcy" would apply as a result of such bankruptcy filing, whether or not that Wynn Las Vegas was then successfully operating Le Rêve and is able to pay its obligations as they become due. If substantive consolidation is ordered, noteholders should expect payments on the second mortgage notes to be delayed and/or reduced.

If the lenders under the credit facilities release their security interests in the Phase II land or in some portions of the golf course land, the second mortgage note holders' security interests in that land will be automatically released. The interests of the lenders may be different than those of the second mortgage note holders.

        The liens securing the second mortgage notes in the Phase II land and in certain portions of the golf course land will be automatically released if the lenders under the credit facilities release their first priority liens on the Phase II land or those portions of the golf course land. Although the credit facilities specify earnings tests that need to be satisfied before the lenders can release their liens in that collateral, the lenders under the credit facilities are free to amend or waive those tests at any time. The interests of the lenders may be different than those of the second mortgage note holders, and investors should not rely on the lenders to act in the note holders' interests.

If earnings or leverage and ratings tests specified in the second mortgage notes indenture are met, the note holders' liens on some of the real property collateral will be released.

        The liens on all of the golf course land and certain related water permits will be released after the third anniversary of commencing operations at Le Rêve if we achieve a ratio of total debt to earnings before interest, tax, depreciation and amortization of 3.0 to 1.0 or less, the indebtedness under our credit facilities is rated BB+ or higher by Standard & Poor's and Ba1 or higher by Moody's Investors Service both before and after giving effect to the release of those liens and we satisfy specified conditions relating to water required for the Le Rêve casino water features and the golf course.

        The security interests in two acres of the golf course land will be released to allow the construction of a home for Mr. Wynn if the purchase price paid by Mr. Wynn is at least equal to the fair market value of that land, the sale proceeds are contributed by Wynn Resorts Holdings to Wynn Las Vegas as a capital contribution, the construction of Mr. Wynn's home will not interfere with the design, construction, operation or use of the remainder of the golf course land as a golf course and we satisfy specified conditions relating to water required for the Le Rêve casino water features and the golf course.

        Once the security interests in the Phase II land, the golf course land and the related water permits are released, the note holders will have only a second priority lien on the assets comprising the hotel and casino and the equity interests of the restricted subsidiaries of Valvino, and a third priority lien on the FF&E facility collateral. See "—Risks Related to Our Substantial Indebtedness—The second mortgage notes have a junior lien on a substantial portion of our assets, and have no liens on certain assets."

Federal and state statutes allow courts, under specific circumstances, to avoid guarantees and the liens securing the guarantees and to require second mortgage note holders to return payments received from us or the guarantors.

        Our creditors or the creditors of our guarantors could challenge the second mortgage note guarantees and the liens securing those guarantees as fraudulent conveyances or on other grounds. Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the delivery of the guarantees and the grant of the second priority liens securing the guarantees could be avoided as fraudulent transfers if a court determined that the guarantor, at the time it incurred the indebtedness evidenced by its guarantee or granted its lien:

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  delivered the guarantee or granted the lien with the intent to hinder, delay or defraud its existing or future creditors; or

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  received less than reasonably equivalent value or did not receive fair consideration for the delivery of the guarantee and the incurrence of the lien, and if the guarantor:

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  was insolvent or rendered insolvent at the time it delivered the guarantee or granted the lien;

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  was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

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  intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

        If the guarantees were avoided or limited under fraudulent transfer or other laws, any claim you may make against us for amounts payable on the second mortgage notes would be effectively subordinated to all of the indebtedness and other obligations of our guarantors, including trade payables and any subordinated indebtedness. If the granting of liens to secure the guarantees were avoided or limited under fraudulent transfer or other laws, the guarantees would become unsecured claims to the extent of the avoidance or limitation, ranking equally with all general unsecured claims of the guarantors.

        The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

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  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

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  if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

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  it could not pay its debts as they become due.

        We cannot be sure what standard a court would apply in making these determinations or, regardless of the standard, that a court would not avoid the guarantees or that any guarantee would not be subordinated to a guarantor's other indebtedness.

Any additional guarantees or liens on collateral provided after the second mortgage notes are issued could also be avoided as preferential transfers.

        The second mortgage notes indenture provides that certain future restricted subsidiaries will guarantee the second mortgage notes and secure their guarantees with liens on their assets. The second mortgage notes indenture also requires us to grant liens on certain assets that we and the existing guarantors acquire after the second mortgage notes are issued, and under certain circumstances, Wynn Resorts will be required to grant second priority liens on the same assets to secure its guarantee of the second mortgage notes. If any new guarantor, or Wynn Resorts or any other issuer or guarantor providing new collateral for the second mortgage notes, is insolvent or anticipates insolvency at the time the guarantee or lien is granted, the guarantee or lien, as applicable, could be avoided as a preferential transfer.

We are permitted to create unrestricted subsidiaries, which generally will not be subject to any of the covenants in the indenture, and we may not be able to rely on the cash flow or assets of those unrestricted subsidiaries to pay our indebtedness.

        Unrestricted subsidiaries generally are not subject to the covenants under the second mortgage notes indenture, and their assets are not available as security for the second mortgage notes. Unrestricted subsidiaries may enter into financing arrangements that limit their ability to make loans or other payments to fund payments in respect of the second mortgage notes. Accordingly, we may not be able to rely on the cash flow or assets of unrestricted subsidiaries to pay any of our indebtedness, including the second mortgage notes.

The collateral securing the second mortgage notes includes real property and, as a result, holders of the second mortgage notes may be subject to certain environmental risks.

        Real property pledged as security may be subject to known and unknown environmental risks or liabilities which can adversely affect the property's value. In addition, under the federal Comprehensive Environmental Response Compensation and Liability Act, as amended, referred to as CERCLA, a secured lender may be held liable, in certain limited circumstances, for the costs of remediating a release of, or preventing a threatened release of, hazardous substances at a mortgaged property. There may be similar risks under state laws or common law theories.

        Under CERCLA, a person "who, without participating in the management of a... facility, holds indicia of ownership primarily to protect his security interest" is not a property owner, and thus not a responsible person under CERCLA. Lenders seldom have been held liable under CERCLA. The lenders who have been found liable generally have been found to have been sufficiently involved in the mortgagor's operations so that they have "participated in the management of the borrower." CERCLA does not specify the level of actual participation in management. CERCLA was amended in 1996 to provide certain "safe harbors" for foreclosing lenders. However, the courts have not yet issued any definitive interpretations of the extent of these safe harbors. There currently is no controlling authority on this matter.

Original issue discount and limitation of claims.

        The notes have been issued with original issue discount. As a result, the aggregate face amount of the notes was $370 million, but the gross proceeds received by the issuers for the sale of the notes was only approximately $343.3 million.

        In a bankruptcy case, the claim of a noteholder may be less than the face amount. Unmatured interest may be excluded and the claim may be valued as the sum of the ratable share of the gross proceeds attributable to the holder's notes, plus a portion of the original issue discount, based on the time elapsed since issuance.

        In addition, upon an event of default under the notes, the indenture will limit the noteholders' recovery to the then-outstanding principal amount.

Prior to the second mortgage note offering, there was no public market for the second mortgage notes, and we cannot assure you that a market for the second mortgage notes will develop.

        The second mortgage notes were a new issue of securities for which there was no active trading market. We did not file an application to have the second mortgage notes listed on any securities exchange or included for quotation on any automated dealer quotation system. Although the underwriters have informed us that they intend to make a market in the second mortgage notes as over-the-counter securities that are not traded on an exchange, they have no obligation to do so and may discontinue their market-making activity at any time without notice.

        If any of the second mortgage notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors, including general economic conditions, our financial condition, performance and prospects and prospects for companies in our industry generally. In addition, the liquidity of the trading market in the second mortgage notes and the market prices quoted for the second mortgage notes may be negatively affected by changes in the overall market for high-yield securities. As a result, we cannot assure you that an active trading market will develop for the second mortgage notes.

The officers, directors and substantial stockholders of Wynn Resorts may be able to exert significant control over its and our future direction.

        Wynn Capital is a wholly owned subsidiary of Wynn Las Vegas. Wynn Las Vegas is a Nevada limited liability company, the sole member of which is Wynn Resorts Holdings. Valvino is the sole member of Wynn Resorts Holdings and Wynn Resorts is the sole member of Valvino. As a result, Wynn Resorts, through its subsidiaries, controls Wynn Las Vegas and Wynn Capital.

        Mr. Wynn and Aruze USA each own approximately 31.5% of Wynn Resorts' outstanding common stock. As a result, Mr. Wynn and Aruze USA, to the extent they vote their shares in a similar manner, effectively will be able to control all matters requiring Wynn Resorts' stockholders' approval, including the approval of significant corporate transactions.

        In addition, Mr. Wynn and Aruze USA, together with Baron Asset Fund, have entered into a stockholders agreement. Under the stockholders agreement, Mr. Wynn and Aruze USA have agreed to vote their shares of Wynn Resorts' common stock for a slate of directors, a majority of which will be designated by Mr. Wynn, of which at least two will be independent directors, and the remaining members of which will be designated by Aruze USA. As a result of this voting arrangement, Mr. Wynn will, as a practical matter, control Wynn Resorts' board of directors.

We may redeem your second mortgage notes due to regulatory considerations, either as required by gaming authorities or in our discretion.

        The indenture grants us the power to redeem the second mortgage notes that you own or control if any governmental gaming authority requires you, or a beneficial owner of the second mortgage notes, to be licensed, qualified or found suitable under any applicable gaming law and:

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  you or such beneficial owner fails to apply for a license, qualification or finding of suitability within 30 days after being requested to do so (or such lesser period as required by the relevant governmental gaming authority) or

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  you or such beneficial owner is determined by a governmental gaming authority to be unsuitable to own or control the second mortgage notes.

        Under the foregoing circumstances, under the indenture, we will be able to redeem, and if required by the applicable gaming authority, we must redeem, your second mortgage notes to the extent required by the gaming authority or deemed necessary or advisable by us. The redemption price will be, in each case, together with accrued and unpaid interest on the second mortgage note, equal to:

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  the price determined by the governmental gaming authority or

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  if the governmental gaming authority does not determine a price, the lesser of (1) the principal amount of the second mortgage notes and (2) the price that you or the beneficial owner paid for the second mortgage notes.

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RISK FACTORS RELATING TO INVESTING IN THE SECOND MORTGAGE NOTES